SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 8-A FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934	OMB APPROVAL OMB Number: 3235-0056 Expires: October 31, 2011 Estimated average burden hours per response. . . 3.0

OxySure Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	71-0960725
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10880 John W. Elliot Drive, Suite 600, Frisco, Texa	75034
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
_____________________________________________	_______________________________________________
_____________________________________________	________________________________________________

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-159402 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0004 per share
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Incorporated herein by this reference is the description of the securities prepared in compliance with Item 202 of Regulation S-K set forth beneath the caption "Description of Securities," in the prospectus filed by OxySure Systems, Inc. (the "Registrant") with the Securities and Exchange Commission as part of the Registrant's Registration Statement on Form S-1, Registration No. 333-159402 (the "Registration Statement"), and all amendments thereto.

Item 2. Exhibits.

Registrant incorporates herein by this reference, the exhibits from the Registration Statement as follows:

Exhibit No.	Description

3.1	Articles of Incorporation, dated January 14, 2004

3.2	Amendment to Articles of Incorporation, dated August 16, 2004

3.3	Amendment to Articles of Incorporation, dated April 7, 2009

3.4	Amendment to Articles of Incorporation, dated May 19, 2009

3.5	Amended and Restated Articles of Incorporation, dated July 7, 2009

3.6	Bylaws, dated January 15, 2004

4.1	Form of Warrant, dated December 2008

4.2	Form of Subscription Agreement for Preferred Stock (March 2005)

4.5	Form of Voting Stock Agreement (February 1, 2004)

5.1	Opinion of Oswald & Yap LLP

10.1	Initial Employment Agreement with Julian T. Ross, dated January 15, 2004 (As Amended July 19, 2004)

10.1.1	Amendment to Initial Employment Agreement with Julian T. Ross, dated August 30, 2008

10.1.2	Second Employment Agreement with Julian T. Ross, dated January 15, 2009

10.1.3	Amendment to Second Employment Agreement with Julian T. Ross, dated January 15, 2009

10.1.4	Second Amendment to Second Employment Agreement with Julian T. Ross, dated January 15, 2009

10.1.5	As amended Second Employment Agreement with Julian T. Ross, dated January 15, 2009

10.1.6	Third Amendment to Second Employment Agreement with Julian T. Ross, dated January 15, 2010

10.1.7	As amended Second Employment Agreement with Julian T. Ross, dated January 15, 2010

10.2	Freeman Base Employment Agreement with Scott Freeman, dated September 6, 2005

10.2.1	Freeman Base Employment Agreement First Amendment dated August 31, 2008

10.2.2	Freeman Base Employment Agreement Second Amendment dated January 15, 2009

10.2.3	As amended Freeman Base Employment Agreement dated January 15, 2009

10.3	Frisco Economic Development Corporation Performance Agreement, dated April 3, 2007

10.3.1	Frisco Economic Development Corporation Promissory Note, dated April 3, 2007

10.4	5-Year Lease Agreement with Sinacola Commercial Properties, Limited. dated March 6, 2007

10.4.1	First Amendment to the 5-Year Lease Agreement with Sinacola Commercial Properties, Limited, dated August 24, 2007

10.4.2	Second Amendment to the 5-Year Lease Agreement with Sinacola Commercial Properties, Limited, dated November 24, 2008

10.5	First Note extended to Agave Resources, LLC, dated April 15, 2008.

10.5.1	Amendment to First Note extended to Agave Resources, LLC, dated February 20, 2009

10.6	“Second Note” extended to JTR Investments, Limited, dated March 1, 2008

10.6.1	Amendment to “Second Note” extended to JTR Investments, Limited, dated February 20, 2009

10.7	“Senior Note” Board Approval, dated November 1, 2008

10.7.1	“Senior Note” extended to JTR Investments, Limited, dated December 31, 2008

10.7.2	“Senior Note” extended to JTR Investments, Limited, dated June 30, 2009

10.8	Asset Purchase and Stock Transfer Agreement with JTR Investments, Limited, and affiliates, dated January 15, 2004

10.9	Amended Agreement with IR Services, dated June 22, 2009

10.9.1	Original Agreement with IR Services, Inc., dated April 20, 2009

10.9.2	Cancellation Agreement and Mutual Release with IR Services, dated December 15, 2009

10.10	Voting Stock Option Plan, dated February 1, 2004

10.11	Form of Subcontractor Agreement and Assignment of Intellectual Property

10.12	Form of Lock-up Agreement-Common Stock

10.13	Form of Lock-up Agreement-Preferred Stock

10.14	Department of Transportation Approval Letter, dated October 3, 2008

10.15	Master Lease Agreement with VenCore Solutions, LLC, dated October 26, 2006

10.16	North Texas Enterprise Center for Medical Technology License Agreement, dated April 8, 2004

10.16.1	Amendment of North Texas Enterprise Center for Medical Technology License Agreement, dated August 22, 2004

10.16.2	Amendment of North Texas Enterprise Center for Medical Technology License Agreement, dated May 26, 2005

10.17	CitiCapital Lease 1, dated September 13, 2007

10.18	CitiCapital Lease Agreement 2, dated September 13, 2007

10.19	CitiCapital Lease Agreement 3, dated September 21, 2007

10.19.1	Amendment to CitiCapital Lease Agreement 3, dated October 24, 2007

10.20	Dell Lease 1 Agreement, dated June 5, 2008

10.21	Dell Lease 2 Agreement, dated June 5, 2008

10.22	Dell Lease 3 Agreement, dated December 1, 2008

10.23	Neville Financing Lease Agreement, dated October 17, 2007

10.24	NMHG- Yale Lease Agreement, dated December 14, 2007

10.25	Wachovia Lease Agreement, dated December 20, 2007

10.26	Cancellation Agreement and Mutual Release with RKH Capital, dated June 22, 2009

10.27	Sinacola Commercial Properties, Ltd. Letter Agreement, dated December 10, 2009

10.28	Note Agreement with Tony & Judy Alcedo Family Trust, dated December 10, 2009

10.29	Afritex License Agreement dated March 26, 2010

10.30	Afritex Distribution Agreement dated March 26, 2010

10.31	Afritex Note Purchase Agreement dated March 26, 2010

14.1	Code of Ethics

23.1	Consent of Oswald & Yap LLP (included in it opinion set forth in Exhibit 5 hereto)

23.2	Consent of Sam Kan & Company, LLC

23.3	Consent of Sam Kan & Company, LLC

99.1	Form of Subscription Agreement

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)	OxySure Systems, Inc

Date	September 20, 2010

By
Julian T. Ross, President